Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

August 24, 2009

FOR THOSE WHO ENJOY THEIR IDEAS FRESH SQUEEZED.

Forward-thinking advisors need forward-thinking investment tools for their fresh ideas. That's the beauty of iPath® Exchange Traded Notes (ETNs) from Barclays.

iPath® Exchange Traded Notes

Commodities › Currencies › Emerging Markets › Strategies

www.iPathETN.com

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see "Risk Factors" in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

Barclays Global Investors Fund Distribution Company, an affiliate of Barclays Global Investors, N.A. ("BGINA"), assists in the promotion of the Securities. Barclays Global Investors, N.A. and Barclays Capital Inc. ("BCI") are affiliates of Barclays Bank PLC.

© 2009 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0128-0809

BARCLAYS

03 | 003469_0001_Squeezed_OneOff_MECH_BARC.indd | Studio Mechanical

7-16-2009 3:39:57 PM | **DPA** Jesse di Franco | **Released** Unreleased | **Laser** 100%

Job info

VB&P Job	003469_0001
Client	BARC
Mats close	07/16/2009
1st insert	None
Title	iPath Fresh Squeezed Resize
Color/B&W	4C
Live	3.5" x 6.5"
Trim	4" x 7"
Bleed	4.25" x 7.25"
Gutter	None
Scale	1" = 1"
Pubs	Barclays Classic: Spectator Guide

Approvals

Art Director	Tavia Holmes
Copywriter	Eric Liebhauser
Designer	None
Creative Dir	None
Account Mgr	None
Print Prod	None
Project Mgr	Leah O'Callaghan
Studio Mgr	
Buddy Check	
Proofreader	

Production notes

- All art is FINAL
- Grey box is 80K
- Barclays blue is 100K
- Body copy is 8 pts.
- Capabilities: 6pt
- URL: 8pt
- Light grey behind legal is 8% K
- Top blue bar gradient is 100C
- Bold legal is 8 pt, rest of legal is 7 pt
- All legal prints 80 K
- Keyline indicates trim, does not print

Fonts & Images

Fonts Expert Sans (Black, Regular, Bold)

Images ip_tag_2c_bk_rev_cmyk_r.eps
IBIM_Barclays_InterimBadge_100C_09.eps

VENABLES BELL & PARTNERS

VENABLES BELL & PARTNERS | 201 Post Street San Francisco CA 94108 | 415-288-3300 | www.venablesbell.com